Registration No. 333-77006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CORNELL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0433642
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1700 West Loop South, Suite 1500 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)
Cornell Companies, Inc. Amended and Restated 1996 Stock Option Plan
Cornell Companies, Inc. 2000 Broad-Based Employee Plan
(Full title of the plan)

John J. Bulfin, Esq.
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida
33487-8242
(Name and address of agent for service)
(561) 893-0101
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration Statement No. 333-77006) filed on January 18, 2002, pertaining to common stock, par value $0.001 per share (the “Common Stock”) of Cornell Companies, Inc. (“Cornell”) to be offered under the Cornell Companies, Inc. Amended and Restated 1996 Stock Option Plan and the Cornell Companies, Inc. 2000 Broad-Based Employee Plan.
On August 12, 2010, The GEO Group, Inc. (“GEO”) completed its acquisition of Cornell pursuant to an Agreement and Plan of Merger, dated as of April 18, 2010 (the “Merger Agreement”), as amended July 22, 2010, by and among GEO, GEO Acquisition III, Inc., a direct wholly-owned subsidiary of GEO (“Merger Sub”) and Cornell. Under the terms of the Merger Agreement, Merger Sub merged with and into Cornell (the “Merger”), with Cornell being the surviving corporation of the Merger. As a result of the Merger, for each share of Cornell common stock, Cornell stockholders had the option to elect to receive: (i) 1.3 shares of common stock of GEO, par value $.01 per share, for each share of Cornell common stock; or (ii) the right to receive cash consideration equal to the greater of (x) the fair market value, as defined in the Merger Agreement, of one share of GEO common stock plus $6.00 or (y) the fair market value, as defined in the Merger Agreement, of 1.3 shares of GEO common stock.
As a result of the merger, Cornell has terminated the offering of Cornell’s securities pursuant to the Registration Statement. In accordance with an undertaking made by Cornell in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, Cornell hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement that remain unsold.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 24, 2010.

CORNELL COMPANIES, INC.
By:	/s/ Brian R. Evans
Brian R. Evans
Vice President of Finance

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.